Exhibit 3.1
CERTIFICATE OF FORMATION
OF
GRANITE RIDGE RESOURCES, INC.
August 5, 2026
Granite Ridge Resources, Inc., a corporation existing under the laws of the State of Texas (hereinafter called the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.      Granite Ridge Resources, Inc., a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 5217 McKinney Avenue, Suite 400, Dallas, Texas 75205, was originally incorporated on May 9, 2022.
2. The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Granite Ridge Resources, Inc.” on August 5, 2026, pursuant to a plan of conversion under which the Delaware Corporation converted to the Corporation.
ARTICLE I
NAME
The name of the Corporation is Granite Ridge Resources, Inc. The Corporation is a for-profit corporation.
ARTICLE II
REGISTERED AGENT
The address of the Corporation’s initial registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas, 75201-3136. The name of the Corporation’s initial registered agent at such address is VCorp Agent Services, Inc. The initial mailing address of the Corporation is 5217 McKinney Avenue, Suite 400, Dallas, Texas 75205.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).
ARTICLE IV
CAPITALIZATION
Section 4.1           Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 432,000,000 shares, consisting of (a) 431,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Section 4.2           Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the TBOC, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3            Common Stock.
(a)           Voting.
(i)              Except as otherwise required by law or this Certificate of Formation (“Certificate of Formation” which term, as used herein, shall mean the certificate of formation of the

Corporation, as amended from time to time) (including any Preferred Stock Designation), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)             Except as otherwise required by law or this Certificate of Formation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of Common Stock are entitled to vote. There shall be no cumulative voting.
(iii)            Except as otherwise required by law or this Certificate of Formation (including any Preferred Stock Designation), at any annual or special meeting of the shareholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders.
(iv)     As authorized by Section 21.365 of the TBOC, in lieu of the vote required by Section 21.457 or Section 21.364 of the TBOC, unless otherwise stated in this Certificate of Formation (including any Preferred Stock Designation), the shareholders by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon will approve (i) any “fundamental action” as defined in Section 21.364 of the TBOC, (ii) any “fundamental business transaction” as defined in Section 1.002 of the TBOC or (iii) any increase or decrease of the number of authorized shares of Common Stock or Preferred Stock (but not below the number of shares then outstanding). To the extent permitted by Section 21.365(b) of the TBOC, notwithstanding any other provision of the TBOC, except as otherwise provided in this Certificate of Formation (including any Preferred Stock Designation), all classes or series of stock shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with (i) any “fundamental action” as defined in Section 21.364 of the TBOC, (ii) a “fundamental business transaction” as defined in Section 1.002 of the TBOC or (iii) any increase or decrease of the number of authorized shares of Common Stock or Preferred Stock (but not below the number of shares then outstanding); provided that, if a class or series of shares is nevertheless entitled to vote as a class or series on any “fundamental action” as defined in Section 21.364 of the TBOC, then unless otherwise stated in this Certificate of Formation (including any Preferred Stock Designation), the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation of such class or series shall be necessary to approve such “fundamental action.”
(v)    Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Formation (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any Preferred Stock Designation) or the TBOC.
(b)          Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)           Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4            Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1            Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Formation or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the TBOC, this Certificate of Formation, and any Bylaws adopted by the shareholders; provided, however, that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2            Number of Directors, Initial Directors, Election and Term.
(a)           The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)          The names and addresses of the directors constituting the initial Board are as follows:

Name	Address
1.Amanda N. Coussens	5217 McKinney Avenue, Suite 400, Dallas, Texas 75205
2.Thaddeus Darden	5217 McKinney Avenue, Suite 400, Dallas, Texas 75205
3.Michele J. Everard	5217 McKinney Avenue, Suite 400, Dallas, Texas 75205
4.Kirk Lazarine	5217 McKinney Avenue, Suite 400, Dallas, Texas 75205
5.John McCartney	5217 McKinney Avenue, Suite 400, Dallas, Texas 75205
6.Matthew Miller	5217 McKinney Avenue, Suite 400, Dallas, Texas 75205
7.Griffin Perry	5217 McKinney Avenue, Suite 400, Dallas, Texas 75205

(c)          Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class II Directors shall expire at the first annual meeting of the shareholders of the Corporation following the effectiveness of this Certificate of Formation; the term of the initial Class III Directors shall expire at the second annual meeting of the shareholders of the Corporation following the effectiveness of this Certificate of Formation; and the term of the initial Class I Directors shall expire at the third annual meeting of the shareholders of the Corporation following the effectiveness of this Certificate of Formation. At each succeeding annual meeting of the shareholders of the Corporation, beginning with the first annual meeting of the shareholders of the Corporation following the effectiveness of this Certificate of Formation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Subject to any contractual rights of shareholders or the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the shareholders present in person or represented by proxy at the meeting entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate of Formation (and therefore such classification) becomes effective in accordance with the TBOC.
(d)           Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(e)           Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 5.3           Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the contractual rights of any shareholder, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled in any manner permitted by the TBOC, including by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4            Removal. Subject to Section 5.5 hereof and the contractual rights of any shareholder, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5           Preferred Stock-Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Formation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the shareholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Formation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
MEETINGS OF SHAREHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1            Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of shareholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, the President of the

Corporation to the extent required by the TBOC, the Board pursuant to a resolution adopted by a majority of the Board, or the Secretary of the Corporation upon a request by the holders of not less than fifty percent (50%) of all then outstanding shares of capital stock of the Corporation entitled to vote at such special meeting made in accordance with the provisions and requirements of the Bylaws. Except as provided in the foregoing sentence, special meetings of shareholders may not be called by another person or persons.
Section 7.2           Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3           Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Formation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, for so long as the Grey Rock Entities collectively hold at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of such outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Except as may be otherwise provided for or fixed pursuant to this Certificate of Formation (including any Preferred Stock Designation) relating to the rights of holders of any outstanding series of Preferred Stock, after the Grey Rock Entities cease to collectively hold at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of outstanding shares of capital stock of the Corporation entitled to vote on such action.
Section 7.4            Certain Definitions. Solely for purposes of Section 7.3, references to:
(a)          “Grey Rock Entities” means, Grey Rock Energy Fund, LP, a Delaware limited partnership, Grey Rock Energy Fund II, LP, a Delaware limited partnership, Grey Rock Energy Fund II-B, LP, a Delaware limited partnership, Grey Rock Energy Fund II-B Holdings, L.P., a Delaware limited partnership, Grey Rock Energy Fund II-C, LLC, a Delaware limited liability company, Grey Rock Energy Fund III-A, LP, a Delaware limited partnership, Grey Rock Energy Fund III-B, LP, a Delaware limited partnership, Grey Rock Energy Fund III-B Holdings, LP, a Delaware limited partnership, GREP Holdco I LLC, a Delaware limited liability company, GREP Holdco II LLC, a Delaware limited liability company, GREP Holdco II-B Holdings, LLC, a Delaware limited liability company, GREP Holdco III-A LLC, a Delaware limited liability company, GREP Holdco III-B Holdings, LLC, a Delaware limited liability company, and any person or entity that, directly or indirectly, controls, is controlled by or is under common control with any of the foregoing entities.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1            Limitation of Director and Officer Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer, except for liability for (a) any breach of their duty of loyalty to the Corporation or its shareholders, (b) acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of the law, (c) any transaction from which they received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of their duties, or (d) an act or omission for which the liability of such person is expressly provided for by an applicable statute, except as permitted by the TBOC. If the TBOC is amended after the filing of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

Any amendment, modification or repeal of this Section 8.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 8.1 will, unless otherwise required by the TBOC, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to the time of such repeal or amendment or adoption of such inconsistent provision.
Section 8.2            Indemnification and Advancement of Expenses.
(a)           To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or other representative (as defined by the TBOC) of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. An indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of (i) an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise and (ii) a written affirmation by the indemnitee of the indemnitee’s good faith belief that such indemnitee has met the standard of conduct necessary for indemnification under the TBOC. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)          The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, this Certificate of Formation, the Bylaws, an agreement, vote of shareholders or disinterested directors, or otherwise.
(c)          Any repeal or amendment of this Section 8.2 by the Board or the shareholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 8.2, shall, unless otherwise required by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to indemnitees on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)          This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.
ARTICLE X
AMENDMENT OF CERTIFICATE OF FORMATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Texas at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon shareholders, directors or any other persons by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 11.1          Forum.
(a)           Unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws (as either may be amended from time to time) or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (vi) any other action asserting a claim against the Corporation, its directors, officers or employees constituting an “internal entity claim” that term is defined in Section 2.115 of the TBOC, and (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to (i) the provisions of this Article XI and (ii) jurisdiction and venue in the Business Court and the federal district court for the Northern District of Texas, Dallas Division. The exclusive forum provision in this Section 11.1(a) will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision set forth in this Section 11.1(a) will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.
(b)          Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c)    Each shareholder irrevocably and unconditionally waives any right it may have to a trial by jury in any legal action, proceeding, cause of action, or counterclaim concerning any “internal entity claim” as that term is defined in Section 2.115 of the TBOC and, to the fullest extent permitted by applicable law, in any other claim, action, or proceeding against the Corporation or any director, officer, or other employee of the Corporation. Each shareholder agrees that such shareholder’s holding or acquisition of shares of capital stock of the Corporation or, to the extent permitted by law, options or rights to acquire shares of capital stock of the Corporation following the adoption of this Certificate of Formation, constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.
Section 11.2          Consent to Jurisdiction.
(a)          If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Texas (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Texas in connection with any action brought in any such court to enforce Section 11.1 above (an “FSC Enforcement Action”) and (ii) having service of process made upon such shareholder in any such FSC Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.
(b)          If any action the subject matter of which is within the scope of Section 11.1(b) above is filed in a court other than a federal district court of the United States of America (a “Foreign Securities Act Action”) in the name of any shareholder (current, former or future), such shareholder shall be deemed to have consented to: (x) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce Section 11.1(b) above (a “Foreign Securities Act Enforcement Action”), and (y) having service of process made upon such shareholder in any such enforcement action by service upon such shareholder’s counsel in the Foreign Securities Act Enforcement Action as agent for such shareholder.
Section 11.3         Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.
ARTICLE XII
APPLICATION OF TBOC SECTION 21.606
Section 12.1          Section 21.606 of the TBOC. The Corporation hereby expressly elects not to be governed by Section 21.606 of the TBOC.
Section 12.2         Limitation on Transactions. Notwithstanding the foregoing, the Corporation shall not enter into or engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any affiliated shareholder (as defined below), or any affiliate or associate of the affiliated shareholder, for a period of three (3) years immediately following the affiliated shareholder’s share acquisition date, unless:
(a)          the business combination or the purchase or acquisition of shares made by the affiliated shareholder on the affiliated shareholder’s share acquisition date is approved by the Board before the affiliated shareholder’s share acquisition date, or
(b)         the business combination is approved by the affirmative vote of the holders of at least two-thirds of the Corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose not less than six months after the affiliated shareholder’s share acquisition date.

Section 12.3          Certain Definitions. Solely for purposes of this Article XII, references to:
(a)          “affiliated shareholder,” means a person, other than the Corporation or a wholly owned subsidiary of the Corporation that (i) is the beneficial owner of 20 percent (20%) or more of the Corporation’s outstanding voting shares; or (ii) during the preceding three-year period, was the beneficial owner of 20 percent (20%) or more of the outstanding voting shares of the Corporation; but “affiliated shareholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the twenty percent (20%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (b) such person shall be an affiliated shareholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an affiliated shareholder, the number of voting shares of the Corporation considered to be outstanding shall include shares considered beneficially owned by that person, but does not include other unissued voting shares of the Corporation that may be issuable under an agreement, arrangement, or understanding, or on exercise of conversion rights, warrants, or options.
(b)           “beneficial owner,” means a person that individually or with or through an affiliate or associate, directly or indirectly beneficially owns the shares or other securities or has the right to:
(i)  acquire the shares or other securities immediately or after the passage of time according to an oral or written agreement, arrangement or understanding, or on the exercise of conversion rights, exchange rights, warrants or options;
(ii) vote the shares or other securities according to an oral or written agreement, arrangement or understanding; or
(iii) acquire, hold or dispose of, or vote the shares or other securities with another person who individually, or through an affiliate or associate, beneficially owns, directly or indirectly, the shares or other securities.
            A person, however, is not considered a beneficial owner of shares or other securities if:
(i) the shares or other securities are (a) tendered under a tender or exchange offer made by the person or an affiliate or associate of the person before the tendered shares or securities are accepted for purchase or exchange; or (b) subject to an agreement, arrangement, or understanding that expressly conditions the acquisition or purchase of shares or securities on the approval of the acquisition or purchase under Section 21.606 of the TBOC if the person has no direct or indirect rights of ownership or voting with respect to the shares or other securities until the time the approval is obtained; or
(ii) the agreement, arrangement, or understanding to vote the shares: (a) arises solely from an immediately revocable proxy that authorizes the person named in the proxy to vote at a meeting of the shareholders that has been called when the proxy is delivered or at an adjournment of the meeting; and (b) would not be reportable on a Schedule 13D under the Securities Exchange Act of 1934, as amended, or a comparable or successor report.
(c)           “business combination,” means:
(i)              any merger, share exchange or conversion of the Corporation or a subsidiary with (a) an affiliated shareholder, (b) a foreign or domestic corporation or other entity that is, or after the merger, share exchange or conversion would be, an affiliate or associate of the affiliated shareholder, or (c) another domestic or foreign corporation or other entity, if the merger, share exchange, or conversion is caused by an affiliated shareholder, or an affiliate or associate of an affiliated shareholder, and as a result of the merger, share exchange or conversion Section 12.2 does not apply to the surviving corporation or other entity;
(ii)             any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), including an allocation of assets under a merger, to or with the affiliated shareholder, or an affiliate or associate of the affiliated shareholder, of assets of the

Corporation or a subsidiary that: (a) has an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all of the assets, determined on a consolidated basis, of the Corporation; (b) has an aggregate market value equal to 10 percent (10%) or more of the aggregate market value of all of the outstanding voting shares of the Corporation; or (c) represents 10 percent (10%) or more of the earning power or net income, determined on a consolidated basis, of the Corporation;
(iii)           the issuance or transfer by the Corporation or a subsidiary to an affiliated shareholder or an affiliate or associate of the affiliated shareholder, in one transaction or a series of transactions, of shares of the Corporation or a subsidiary, except by the exercise of warrants or rights to purchase shares of the Corporation offered, or a share dividend paid, pro rata to all shareholders of the Corporation after the affiliated shareholder's share acquisition date;
(iv)           the adoption of a plan or proposal for the liquidation, winding up, or dissolution of the Corporation proposed by or under any agreement, arrangement, or understanding, regardless of whether in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder;
(v)           a reclassification of securities, including a reverse share split or a share split-up, share dividend, or other distribution of shares, a recapitalization of the Corporation, a merger of the Corporation with a subsidiary or pursuant to which the assets and liabilities of the Corporation are allocated among two or more surviving or new domestic or foreign corporations or other entities, or any other transaction proposed by or under an agreement, arrangement or understanding, regardless of whether in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder that has the effect, directly or indirectly, of increasing the proportionate ownership percentage of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of the Corporation that is beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, except as a result of immaterial changes due to fractional share adjustments; or
(vi)         the direct or indirect receipt by an affiliated shareholder or an affiliate or associate of the affiliated shareholder of the benefit of a loan, advance, guarantee, pledge, or other financial assistance or a tax credit or other tax advantage provided by or through the Corporation, except proportionately as a shareholder of the Corporation.
(d)           “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of equity securities, by contract, or in another manner. A person who is the beneficial owner of ten percent (10%) or more of a person’s outstanding voting shares or similar interests shall be presumed to have control of such other person, but a person is not considered to have control of another person who holds the voting shares or similar interests in good faith and not to circumvent this part, as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of the person.
(e)          “Exempted Person” means any of the Grey Rock Entities and their respective affiliates, Grey Rock Energy Management, LLC, a Delaware limited liability company (“Grey Rock Management”), and any of its affiliates, any investment vehicles managed by Grey Rock Management and any of its affiliates, and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.
(f)           “person” includes two or more persons acting as a partnership, limited partnership, syndicate, or other group under an agreement, arrangement, or understanding, regardless of whether in writing, to acquire, hold, vote, or dispose of a corporation’s shares.
(g)           “share acquisition date” means the date a person initially becomes an affiliated shareholder of the Corporation.
(h)           “subsidiary” means a domestic or foreign corporation or other entity of which a majority of the outstanding voting shares are owned, directly or indirectly, by the Corporation.

(i)            “voting share” means a share of capital stock of the Corporation that entitles the holder of the share to vote generally in the election of directors.
ARTICLE XIII
GENERAL
Section 13.1          Derivative Proceedings. The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. No shareholder of the Corporation may institute or maintain a derivative proceeding in the right of the Corporation unless that shareholder is a Shareholder (as defined in Section 21.551(2) of the TBOC) that, at the time the derivative proceeding is instituted, holds at least three percent (3%) of the outstanding shares of capital stock of the Corporation.
Section 13.2    Shareholder Proposals. The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC at any time that (a) the Corporation’s principal office is located in the State of Texas or (b) the Corporation is admitted to listing on a stock exchange that (i) has its principal office in the State of Texas and (ii) has received approval by the securities commissioner of the State of Texas under Subchapter C, Chapter 4005, Government Code of the State of Texas.

[Signature page follows]

IN WITNESS WHEREOF, Granite Ridge Resources, Inc. has caused this Certificate of Formation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GRANITE RIDGE RESOURCES, INC.

By:	/s/ Tyler Farquharson
Tyler Farquharson President and Chief Executive Officer

[Signature Page to Certificate of Formation]